UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

On July 23, 2009, Ramius issued the following press release:

Ramius Reminds Stockholders the Tollgrade Election Contest is About Three Incumbent Directors Who Have No Relevant Industry Experience and Who Have Presided Over Massive Losses in Stockholder Value

Addresses Misleading Comments Concerning Ability of Ramius Nominees to Serve as Audit Committee Financial Expert and Audit Committee Chairman Ramius Nominees Have the Skills and Incentives Necessary to Turn Around Tollgrade

NEW YORK, July 23 /PRNewswire/ -- RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today commented on the continuing misleading statements by Tollgrade Communications, Inc. (Nasdaq: TLGD - News), including those made in the press release issued on July 21, 2009.

Ramius notes that Tollgrade's recent press release touts the qualifications and relevant industry experience of the Company's two new directors, Charles E. Hoffman and Edward H. Kennedy, who were both appointed to the Board only after Ramius' intention to nominate directors was publicly disclosed. The Company completely ignores the real issues up for consideration in this election contest.

This election contest IS NOT ABOUT these two newly appointed directors.

This election contest IS ABOUT the replacement of three incumbent directors -- James J. Barnes, David S. Egan and Brian C. Mullins -- who have an average tenure of over ten years on the Tollgrade Board, who have presided over massive losses in stockholder value, and who have no relevant industry experience.

While the Company has repeatedly highlighted the telecom experience of its newly appointed directors, it has failed to give stockholders any reason to believe that Messrs. Barnes, Egan and Mullins are qualified to serve on the Tollgrade Board. In its prepared materials, the only qualifications the Company cites regarding these directors is that Mr. Mullins is a financial expert who worked previously as a CFO of a sanitary paper product manufacturer and for ten years as a CPA and that Mr. Barnes, a corporate attorney at Reed Smith LLP, has significant experience structuring executive compensation arrangements. The Company has said nothing regarding how Mr. Egan, the chief marketing officer at Reed Smith, is qualified to serve on the Tollgrade Board. Regardless, Ramius questions how it makes sense for two members of the same law firm to comprise 25% of the Board of a telecom equipment company.

Further, Mr. Barnes's executive compensation experience as an attorney clearly has not helped him to effectively align management compensation with performance at Tollgrade. Ramius notes that the Company has failed to meet its net operating income targets under the Management Incentive Compensation Plan in each of the past five completed award years. The Company has not yet established performance targets under the MICP for 2009, even though last November management announced a new strategic plan. How then can the Board hold management accountable for the execution of such a plan? What milestones and metrics is the Board using to determine management's performance?

The Compensation Committee has recently switched from performance-based restricted stock grants, which failed to vest due to missed performance targets, to stock option grants subject only to time-based vesting. Effectively, the Compensation Committee is now rewarding management purely for stock price appreciation instead of actual achievement of fundamental performance goals. This seems to be quite convenient for management, particularly at a time when the stock is trading only slightly above the value of the cash on the balance sheet.

Both of Ramius's independent nominees are highly qualified to serve as both an audit committee financial expert and to chair Tollgrade's Audit Committee.

Despite the Company's misleading comments, it is readily apparent that Messrs. Chandler and Meyercord are each qualified to serve as an audit committee financial expert and to chair Tollgrade's Audit Committee. Mr. Chandler was a CPA for Arthur Andersen, received his M.B.A. in Finance at Wharton, and has served as CEO of one public company and the CFO of two public companies. Likewise, Mr. Meyercord has served as both the CEO and CFO of a public company and is qualified to serve as both an audit committee financial expert and audit committee chairman. Unlike Mr. Mullins, Messrs. Chandler and Meyercord also have extensive and relevant experience in the telecom equipment and services industries. Simply qualifying as an audit committee financial expert generally is not reason enough for stockholders to elect Mr. Mullins.

The three incumbent directors up for election in this contest have overseen Tollgrade through a period of massive losses in stockholder value.

This election contest is a long needed opportunity for stockholders to hold the three incumbent directors accountable for the Company's poor operating performance and terrible allocation of corporate resources over the past five years. Between research and development and external acquisitions, Tollgrade has spent $116 million of cash in the past five years, or $9.15 per share, with little to show for it. Yet in its latest press release, Tollgrade would like stockholders to ignore the massive losses in stockholder value over this period and instead focus only on what it describes as the Company's "significant progress" during the last year. Looking back just two years, the Company has lost more than half of its market capitalization. The total market capitalization of the Company is now only slightly higher than the Company's cash position of more than $60 million.

The main issue in this election contest is which slate of directors is better suited to represent the best interests of all stockholders.

Please consider the following nominee comparisons:

RAMIUS NOMINEES

Scott Chandler, Ed Meyercord and Jeffrey Solomon

Relevant Experience:

35+ years of combined experience in the telecom equipment and services industries, and 20 years of experience in corporate finance, restructuring, M&A and corporate governance experience.

TOLLGRADE NOMINEES

James J. Barnes, David S. Egan and Brian C. Mullins

Relevant Experience:

0 years.

RAMIUS NOMINEE

Mr. Chandler - the founder of Franklin Court Partners, a telecomfocused consulting and advisory firm. Previously served as the CFO of RHYTHMS NetConnections, a provider of broadband services utilizing digital subscriber line (DSL) technology. Prior to RHYTHMS, Mr. Chandler served as President and CEO of CCOR, a pioneer in the cable television industry and a supplier of broadband telecommunications equipment.

TOLLGRADE NOMINEE

Mr. Barnes - a partner and attorney at Reed Smith law firm, since February 2002. Prior to that, a shareholder and attorney at Buchanan Ingersoll, PC, a law firm.

RAMIUS NOMINEE

Mr. Meyercord - most recently, served as the President, CEO, and Director of Cavalier Telephone, a privatelyheld voice and data services provider. Prior to Cavalier, Mr. Meyercord was the President, CEO, and Director of Talk America, Inc., a telecom services company providing phone and internet services to consumers and small business customers. Mr. Meyercord roles at Talk America also included Marketing and Corporate Development and CFO.

TOLLGRADE NOMINEE

Mr. Egan - the Chief Marketing Officer of Reed Smith law firm, since January 2002. Prior to that, he spent about 16 months as President of a startup that creates customized television networks for health clubs. Prior to the startup, Mr. Egan worked in various advertising firms.

RAMIUS NOMINEE

Mr. Solomon - a Managing Member of Ramius, a $7 billion diversified investment management firm. Mr. Solomon joined Ramius when it was founded in 1994 and has been responsible for the development, management and oversight of a number of the investment strategies currently employed by Ramius. Mr. Solomon has extensive experience in corporate finance, restructuring, mergers and acquisitions, and corporate governance.

TOLLGRADE NOMINEE

Mr. Mullins - currently retired; formerly, Senior Vice President, Chief Financial Officer and Treasurer at SCA North America, Packaging Division, a manufacturer of protective packaging and materialhandling products.

RAMIUS

Financial Interest:

Messrs. Chandler and Meyercord have been actively acquiring shares. Mr. Solomon is a representative of TLGD's largest stockholder, which owns approximately 15.2% of shares outstanding.

TOLLGRADE

Financial Interest:

None have purchased a single share in the past two years. Collectively, own 20,862 shares, representing just 0.16% of shares outstanding.

Ramius' Interests Are Directly Aligned with ALL Stockholders

Vote the GOLD Proxy Card to Greatly Improve the Tollgrade Board

We are not seeking control of Tollgrade. Do not be misled by the Company's attempt to distract stockholders from the serious deficiencies of the current Board. Our three nominees will represent the best interests of all stockholders. We urge you to vote the GOLD proxy card today.

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders Call Toll-Free at: (877) 717-3898

Banks and Brokers Call Collect at: (212) 750-5833

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.